                                                              EXHIBIT 23.1

The Board of Directors and Stockholders
BioSource International, Inc.:

          We consent to the use of our report dated February 9, 1996 incorporated by reference herein relating to the consolidated balance sheet of BioSource International, Inc. and subsidiary as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995, and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG PEAT MARWICK LLP



Los Angeles, California
June 4, 1996